Ex. 28(e)(8)

SECOND AMENDED AND RESTATED

DISTRIBUTION AGREEMENT

BETWEEN

STATE STREET GLOBAL ADVISORS FUNDS DISTRIBUTORS, LLC

AND

SSGA® FUNDS

This Amended and Restated Distribution Agreement is made as of the 1st day of May, 2017, by and between The SSGA Funds, a Massachusetts business trust (“Investment Company”), and State Street Global Advisors Funds Distributors, LLC (“Distributor”), a Massachusetts corporation and wholly owned subsidiary of State Street Corporation.

WHEREAS, the Investment Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and intends to offer for public sale distinct series of shares, each corresponding to a distinct portfolio (“Fund”); and

WHEREAS, the Investment Company wishes to retain Distributor as the Investment Company’s distributor in connection with the offering and sale of the shares of the Funds now in existence and that hereafter may be established (“Shares”) and to furnish certain other services to the Investment Company as specified in this Agreement;

WHEREAS, the Investment Company desires to amend and restate the Amended and Restated Distribution Agreement dated May 1, 2014 in its entirety by adopting this Second Amended and Restated Distribution Agreement;

WHEREAS, “State Street Global Markets, LLC” has changed its name to “State Street Global Advisors Funds Distributors, LLC” and the Trust desires to retain the Shareholder Servicer to furnish or procure certain shareholder services with respect to the Funds; and

WHEREAS, Distributor is willing to furnish such services on the terms and conditions hereinafter set forth:

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.    The Investment Company hereby appoints Distributor to perform those services described in this Agreement for each Fund and class of Fund of the Investment Company in existence as of the date hereof (“Initial Fund”), as set forth on Schedule A.1. In the event that the Investment Company establishes one or more series of shares other than the Initial Funds with respect to which it desires to retain the Distributor to serve as distributor and principal underwriter hereunder, it shall so notify the Distributor in writing, indicating the fee, if any, to be payable with respect each class of shares of the additional series of shares. If the Distributor is willing to render such services, it shall so notify the Investment Company in writing, whereupon such series of shares shall become a Fund hereunder. In such event, the parties shall amend Schedule A.1.indicating that such additional series of shares has become a Fund hereunder.

2.    The Investment Company authorizes Distributor as agent for the Investment Company, subject to applicable federal and state law and the Master Trust Agreement, By-Laws and current Prospectus and Statement of Additional Information of the Investment Company: (a) to promote and offer each Fund and the Investment Company; (b) to solicit orders for the purchase of the Shares of each Fund subject to such terms and conditions as the Investment Company may specify; (c) to accept orders for the purchase of the Shares of each Fund on behalf of the Investment Company; and (d) to incur the following expenses: (i) the incremental printing costs incurred in producing for and distributing to persons other than current shareholders of the Investment Company the reports, prospectuses, notices, and similar materials that are prepared by the Investment Company for current shareholders; (ii) advertising; (iii) the costs of preparing, printing, and distributing any literature used in connection with the offering of the Investment Company’s Shares and not covered by Subparagraph (i); (iv) expenses incurred in connection with the promotion and sale of the Investment Company’s Shares, including, without limitation, Distributor’s expenses for rent, office supplies, equipment, travel, communication, compensation, and benefits for sales personnel; and (v) payments to various financial intermediaries in connection with the distribution and promotion of shares of the Investment Company. As to any Fund designated on Schedule A as a Reimbursement Fund, Distributor will be reimbursed by the Investment Company for incurring these expenses as set forth in any Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act of the Investment Company as may, from time to time, be in effect, as determined from time to time by the Board of Trustees of the Investment Company. As to any other Fund, as compensation for services rendered and expenses borne by it, Distributor will receive payments from the Investment Company under any Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act of the Investment Company as may, from time to time, be in effect, as determined from time to time by the Board of Trustees of the Investment Company. Distributor shall offer the Shares of each Fund on an agency or “best efforts” basis under which the Investment Company shall only issue such Shares as are actually sold. Nothing in this Agreement shall be read to limit the ability of the Investment Company to make payments to Distributor for any other purpose.

In connection with such sales and offers of sale, the Investment Company shall not be responsible in any way for any other information, statements, or representations given or made by Distributor or its representatives or agents, except such information or representations as are contained in the Prospectus or in information furnished in writing to Distributor by the Investment Company.

Distributor understands and agrees that it shall comply with all applicable federal and state securities laws and regulations, including those regulations established by any applicable self- regulatory organizations. Without limiting the foregoing, Distributor hereby represents and warrants the following:

(a)    It has adopted policies and procedures (the “Policies and Procedures”) and maintains a system of regulatory compliance and internal controls, which is appropriate for and reasonably designed to detect any violation of and meet the recordkeeping and reporting requirements of all applicable statutes, laws, regulations and orders relating to the prevention of money laundering and the identification of customers, including without limitation (i) the PATRIOT Act, as it may be amended from time to time, and the rules and regulations promulgated thereunder, (ii) related suspicious activity reporting requirements, and (iii) the orders and directives of the Office of Foreign Assets Control (hereinafter collectively referred to as the “Laws and Regulations”), provided however that the Distributor is not required to perform, as it pertains to the distribution of the Trust, any activities relating to the PATRIOT Act that have been contractually assumed by the Transfer Agent to the Trust (see attached Schedule B);

(b)    The Policies and Procedures and the system of internal controls adopted by it are being implemented as of the date hereof; and

(c)    It will allow representatives of the federal regulatory agencies with jurisdiction over the Distributor and the Trust to inspect it and obtain information and records at its offices related to the matters contemplated by this Agreement and/or to its anti-money laundering activities that relate to its Customers which have invested in Shares of the Trust.

(d)    It will provide the Trust, on reasonable request, with certifications or other representations regarding its compliance with the above requirements.

3.    The public offering price of the Shares shall be the net asset value per share (as determined by the Investment Company) of the outstanding Shares of the Investment Company plus a sales charge (if any) as set forth in the Investment Company’s current Prospectus. The Investment Company shall make available to Distributor a statement of each computation of net asset value and of the details entering into such computation.

4.    As used in this Agreement, the term “Registration Statement” shall mean the Registration Statement most recently filed by the Investment Company with the Securities and Exchange Commission and effective under the Securities Act of 1933, as such Registration Statement is amended by any amendments thereto at the time in effect, and their terms “Prospectus” and “Statement of Additional Information” shall mean the form of Prospectus and Statement of Additional Information filed by the investment Company as part of the Registration Statement.

5.    The Investment Company agrees, as its own expense, to register the Shares with the Securities and Exchange Commission, state and other regulatory bodies, and to prepare and file from time to time such Prospectuses, amendments, reports and other documents as may be necessary to maintain the Registration Statement. The Investment Company shall bear all expenses related to preparing and typesetting such Prospectuses, Statements of Additional Information and other materials required by law and such other expenses, including printing and mailing expenses, related to the Investment Company’s communications with persons who are shareholders of each Fund of the Investment Company.

6.    The Investment Company agrees to indemnify, defend and hold harmless Distributor, each person who has been, is, or may hereafter be an officer, director, or employee or agent of Distributor, and any person who controls Distributor within the meaning of

Section 15 of the 1933 Act from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which Distributor, its officers or directors, or any such controlling person may incur under the 1933 Act or under common law which arises out of or is alleged to arise out of or is based upon a violation by the Investment Company of any of the terms of this Agreement or otherwise arising out of or based upon any alleged untrue statement of a material fact contained in the Registration Statement, Prospectuses or Statements of Additional Information or arising out of or based upon any alleged omission to state a material fact required to be stated in said documents or necessary to make the statements in said documents not misleading, provided that in no event shall anything contained in the Agreement be construed so as to protect Distributor against any liability to the Investment Company or its shareholders to which Distributor would otherwise be subject by reason of the Distributor’s (i) violation of the terms of this Agreement, (ii) provision to the Investment Company in writing of any untrue statement of a material fact for use in the Registration Statement, Prospectuses or Statements of Additional Information, or the Distributor’s omission to state a material fact in connection with such information required to be stated in the Registration Statement, Prospectuses or Statements of Additional Information, or necessary to make such information not misleading, or (iii) negligence, bad faith or willful misconduct in the performance of its duties, or by reckless disregard of its obligations and duties under this Agreement.

7.    In the absence of (a) negligence, bad faith or willful misconduct on the part of the Distributor in the performance of its obligations and duties hereunder, or (b) reckless disregard by the Distributor of its obligations or duties hereunder, the Distributor shall not be subject to any liability whatsoever to the Investment Company, or to any shareholder of the Investment Company, for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder. Notwithstanding the foregoing, Distributor agrees to indemnify, defend and hold harmless the Investment Company, each person who has been, is, or may hereafter be an officer, Trustee, or employee or agent of the Investment Company, and any person who controls the Investment Company within the meaning of Section 15 of the 1933 Act from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Investment Company, its officers or Trustees, or any such controlling person may incur under the 1933 Act or under common law which arises out of or is alleged to arise out of or is based upon a violation by the Distributor of any of the terms of this Agreement or otherwise arising out of or based upon any alleged untrue statement of a material fact contained in information furnished in writing by Distributor to the Investment Company for use in the Registration Statement, Prospectuses or Statements of Additional Information or arising out of or based upon any alleged omission to state a material fact in connection with such information required to be stated in the Registration Statement, Prospectuses or Statements of Additional Information, or necessary to make such information not misleading.

8.    The Investment Company reserves the right at any time to withdraw all offerings of the Shares by written notice to the Distributor at its principal office.

9.    Distributor at its sole discretion may repurchase Shares offered for sale by the shareholders. Repurchase of Shares by Distributor shall be at the net asset value next determined after a repurchase order has been received. On each business day, Distributor shall notify by telex or in writing the Investment Company or the Investment Company’s transfer agent of the orders for repurchase of shares received by Distributor since the last such report, the amount to be paid for such Shares, and the identity of shareholders offering Shares for repurchase. Upon such notice, the Investment Company shall pay Distributor such amounts as are required by Distributor for the repurchase of such Shares in cash or in the form of a credit against monies due the Investment Company from Distributor as proceeds from the sale of Shares. Distributor will receive no commission or other remuneration for repurchasing Shares. The Investment Company reserves the right to suspend such repurchases upon written notice to Distributor. Distributor further agrees to act as agent for the Investment Company to receive and transmit promptly to the Investment Company’s transfer agent shareholder requests for redemption of Shares.

10.    Distributor is an independent contractor and shall be agent for the Investment Company only with respect to the sale and repurchase of the Shares.

11.    The services of Distributor to the Investment Company under this Agreement are not to be deemed exclusive, and the Distributor shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

12.    Distributor shall prepare reports for the Board of Trustees of the Investment Company upon request showing information concerning expenditures related to this Agreement.

13.    As used in this Agreement, the term “net asset value” shall have the meaning ascribed to it in the Investment Company’s Master Trust Agreement; and the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

14.    This Agreement shall become effective with respect to each Fund on the date which the Fund commences offering its shares to the public, so long as, with respect to each additional Fund, the provisions of Section 1 have been complied with. The Agreement shall continue in effect for each Fund for two years following the effective date of this Agreement with respect to the Fund; and thereafter only so long as its continuance is specifically approved at least annually by a majority of the Trustees of the Investment Company and by a majority of the Trustees of the Investment Company who are not parties to the Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval or a vote of a majority of the outstanding voting securities of the Fund.

15.    This Agreement may be terminated at any time with respect to any Fund:

(a)    By the Trustees of the Investment Company or by vote of a majority of the outstanding voting securities of such Fund by sixty days’ notice addressed to the Distributor at its principal place of business;

(b)    By the Distributor by sixty days’ written notice addressed to the Investment Company at its principal place of business; and

(c)    Immediately in the event of its assignment.

16.    No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of a majority of the Board of Trustees and by a vote of a majority of the Independent Trustees or a vote of a majority of the outstanding voting securities of such Fund affected by the amendment.

17.    This Agreement supersedes any and all oral or written agreements heretofore made relating to the subject matter hereof, including the Distribution Agreement between the Investment Company and “State Street Global Markets, LLC” effective, May 1, 2014, and contains the entire understanding and agreement of the parties with respect to the subject matter hereof.

18.    If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

19.    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. This Agreement shall be construed in accordance with the laws of The Commonwealth of Massachusetts and any applicable federal law.

20.    The Master Trust Agreement dated October 3, 1987, as amended from time to time, establishing the Investment Company, which is hereby referred to and a copy of which is on file with the Secretary of The Commonwealth of Massachusetts, provides that the name The SSgA Funds means the Trustees from time to time serving (as Trustees but not personally) under said Master Trust Agreement. It is expressly acknowledged and agreed that the obligations of the Investment Company hereunder shall not be binding upon any of the Shareholders, Trustees, officers, employees or agents of the Investment Company, personally, but shall bind only the trust property of the Investment Company, as provided in its Master Trust Agreement. Tire execution and delivery of this Agreement have been authorized by the Trustees of the Investment Company and signed by an officer of the Investment Company, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Investment Company as provided in its Master Trust Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the date written above.

SSGA Funds

By:	/s/ Ellen Needham
	Name:	Ellen Needham
	Title:	President

State Street Global Advisors Funds Distributors, LLC

By:	/s/ James E. Ross
	Name:	James E. Ross
	Title:	Chief Executive Officer

SCHEDULE A.1

FUNDS

SSGA High Yield Bond Fund

SSGA Dynamic Small Cap Fund

SSGA Enhanced Small Cap Fund

State Street Disciplined Emerging Markets Equity Fund

SSGA International Stock Selection Fund

SSGA S&P 500 Index Fund

SCHEDULE B

DELEGATED DUTIES

Consistent with the services provided by the Transfer Agent to the Trust and with respect to the ownership of shares in the Trust for which the Transfer Agent maintains the applicable shareholder information, the Transfer Agent to the Trust has contractually assumed the following activities relating to the PATRIOT Act:

1.	Submit all new account and registration maintenance transactions through the Office of Foreign Assets Control (“OFAC”) database and such other lists or databases of trade restricted individuals or entities as may be required from time to time by applicable regulatory authorities.

2.	Submit special payee checks through the OFAC database.

3.	Review redemption transactions that occur within thirty (30) days of account establishment or maintenance.

4.	Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent.

5.	Review accounts with small balances followed by large purchases.

6.	Review accounts with frequent activity within a specified date range followed by a large redemption.

7.	On a daily basis, review purchase and redemption activity per tax identification number (“TIN”) within the Trust to determine if activity for that TIN exceeded the $100,000 threshold on any given day.

8.	Compare all new accounts and registration maintenance through the Known Offenders database and notify the Trust of any match.

9.	Monitor and track cash equivalents under $10,000 for a rolling twelve-month period and file IRS Form 8300 and issue the shareholder notices required by the IRS.

10.	Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR. Provide the Trust with a copy of the SAR within a reasonable time after filing; notify the Fund if any further communication is received from U.S. Department of the Treasury or other law enforcement agencies regarding the SAR.

11.	Compare account information to any FinCEN request received by the Trust and provided to the Transfer Agent pursuant to the PATRIOT Act Sec. 314(a). Provide the Trust with documents/information necessary to respond to requests under PATRIOT Act Sec. 314(a) within required time frames.

12.	(i) Verify the identity of any person seeking to open an account with the Trust, (ii) Maintain records of the information used to verity the person’s identity and (iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorists organizations provided to the Trust by any government agency.

In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR, a Form 8300 or other similar report or notice to OFAC or other regulatory agency, then the Transfer Agent shall also immediately notify the Trust unless prohibited by applicable Law.